EX. 99-2

We define core net income as net income less tax effected securities gains and non-recurring events such as gains from acquisitions.

Core net income, which excludes securities gains and non-recurring events such as gains on acquisition, totaled $6.9 million for the first nine months of 2012 compared to $3.5 million for the first nine months of 2011.